EXHIBIT 107

Calculation of Filing Fee Tables

S-3

(Form Type)

TOMI Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	2,080,000(1)	$0.91(2)	$1,892,800(2)	0.00014760	$279.38	―	―	―	―
Fees Previously Paid	―	―	―	―	―	―	―	―	―	―	―	―
Carry Forward Securities
Carry Forward Securities	―	―	―	―	―	―	―	―	―	―	―	―
	Total Offering Amounts					$1,892,800	―	$279.38
	Total Fees Previously Paid				―	―	―	―
	Total Fee Offsets				―	―	―	―
	Net Fee Due				―	―	―	$279.38

(1)

Shares of Common Stock will be offered for resale by the Selling Securityholder pursuant to the prospectus contained in the registration statement to which this exhibit is attached.  The registration statement registers the resale of an aggregate of 2,080,000 shares of the registrant’s Common Stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares of Common Stock being registered hereunder include an indeterminable number of additional shares of Common Stock that may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities and Exchange Act of 1933, as amended (the “Securities Act”), on the basis of the high and low prices for a share of the registrant’s Common Stock reported on December 20, 2023, which date is a date within five business days prior to the filing of this registration statement.